Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of OMS Energy Technologies Inc on Amendment No.3 to Form F-1 (FILE NO. 333-282986) of our report dated August 30, 2024, except for Note 15 and 27, as to which the date is November 4, 2024 and for Note 17, as to which the date is November 29, 2024, with respect to our audit of the consolidated financial statements of OMS Energy technologies Inc (“Successor”) as of March 31, 2024 and for the period from June 16, 2024 through March 31, 2024 as well as our report dated August 30, 2024, with respect to our audits of the consolidated financial statements of OMS Holdings Pte Ltd (“Predecessor”) as of March 31, 2023 and for the period from April 1, 2023 through June 15, 2023, which reports appear in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Our report of the Successor’s consolidated financial statements includes an emphasis of matter paragraph for the restatement of the consolidated statements of profit or loss and other comprehensive income for the period from June 16, 2023 through March 31, 2024 for the presentation and disclosure of the basic and diluted earnings per share attributable to shareholders, as discussed in Note 17.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

December 6, 2024